Exhibit 99.1

iHeartCommunications, Inc. Announces That It Elected Not to Make Interest Payment on Unsecured Notes and Will Utilize Grace Period Under Indenture

Active discussions among lenders, noteholders, and financial sponsors continue

San Antonio, TX, February 1, 2018 – iHeartCommunications, Inc. today announced that its Board of Directors has elected not to make a cash interest payment of $106 million, due February 1, 2018, to holders of its 14% senior unsecured notes due 2021 (the “Notes”) as active discussions continue among its lenders, noteholders, and financial sponsors regarding a comprehensive debt restructuring. The Company’s Board elected not to make the payment in connection with ongoing efforts to proactively and comprehensively address the Company’s capital structure.

The decision will not trigger an event of default under the indenture as the Company will utilize a 30-day grace period under the indenture during which it retains the right to make the interest payment to the holders of the Notes and remain in compliance with the indenture governing the Notes.

The Board is considering options as part of its strategy to achieve a comprehensive restructuring of the Company’s debt.

About iHeartMedia, Inc. / iHeartCommunications, Inc.

iHeartMedia, Inc. (PINK: IHRT), the parent company of iHeartCommunications, Inc., is one of the leading global media, entertainment and data companies. The company specializes in radio, digital, outdoor, mobile, social, live events, on-demand entertainment and information services for local communities, and uses its unparalleled national reach to target both nationally and locally on behalf of its advertising partners. The company is dedicated to using the latest technology solutions to transform the company’s products and services for the benefit of its consumers, communities, partners and advertisers, and its outdoor business reaches over 31 countries across five continents, connecting people to brands using innovative new technology.

Contacts

iHeartMedia, Inc.

Media

Wendy Goldberg, 212-377-1105

Executive Vice President, Communications

or

Investor Relations

Eileen McLaughlin, 212-377-1116

Vice President, Investor Relations